UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14 2021

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 271049 Littleton, Colorado	80127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(720) 278-2460

Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 14, 2021, Rare Element Resources (“Rare Element” or the “Company”) and Synchron, a California corporation and the Company’s largest shareholder, entered into a promissory note (the “Note”) pursuant to which Synchron made a loan to Rare Element in the aggregate amount of $1,000,000 (the “Loan Amount”).  Rare Element is required to use the borrowed amounts for fees and expenses to be incurred in connection with the previously announced rights offering, the permitting, engineering, construction and operation of a rare earth separation and processing demonstration plant near the Company’s Bear Lodge rare earth elements project, and other general corporate purposes.

The Note has substantially the following terms:

●	Maturity Date: The Loan Amount is due and payable on the earlier of (i) October 1, 2022 or (ii) the date of consummation of an equity financing pursuant to which the Company issues and sells its common shares for aggregate gross proceeds of at least $25 million (the “Equity Financing”), which Equity Financing the Company must use commercially reasonable efforts to consummate.
●	Interest : Interest will accrue on a daily basis at a rate equal to 8% per annum on the unpaid principal balance of the Note.
●	Optional Prepayment: The Company may, at its option, prepay without any premium or penalty all or any part of the unpaid principal amount of the Note (including any capitalized interest) prior to the maturity date with at least three business days’ advance notice.
●	Registration Rights: As partial consideration for providing the loan pursuant to the Note, any common shares of the Company that may be acquired by Synchron from time to time will have registration rights substantially similar to those provided to Synchron in the Investment Agreement, dated as of October 2, 2017, between Rare Element and Synchron (the “Investment Agreement”) with the respect to the Acquired Shares and the Option Shares (in each case, as defined in the Investment Agreement).

The foregoing description of the Note is qualified in its entirety by the terms of the Note, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Synchron is a “related party” of the Company under Canada’s Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) as Synchron currently owns approximately 48.3% of the outstanding common shares of the Company.  Accordingly, the borrowing by the Company of the Loan Amount from Synchron pursuant to the Note constitutes a related party transaction as defined under MI 61-101.  The borrowing of the Loan Amount as evidenced by the Note is exempt from the formal valuation requirements of Section 5.4 of MI 61-101 pursuant to Subsection 5.5(b) of MI 61-101 as the Company’s securities are not listed on certain specified markets listed in MI 61-101, and is exempt from the minority shareholder approval requirements of Section 5.6 of MI 61-101 pursuant to Subsection 5.7(b) of MI 61-101 as the Loan Amount is less than 25% of the Company’s market capitalization.  The borrowing of the Loan Amount pursuant to the Note was approved by a majority of the board of directors of the Company, with the Synchron nominee directors abstaining from voting thereon.  The Company did not file a material change report 21 days prior to the entering into of the Note as the details of the Loan Amount and the Note had not been confirmed at that time.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference. The Note is being issued in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
10.1	Promissory Note, dated as of October 14, 2021, by and between Rare Element Resources Ltd, as borrower, and Synchron, as lender
104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 14, 2021

RARE ELEMENT RESOURCES LTD.

By:	/s/ Randall J. Scott
Name:	Randall J. Scott
Title:	President and Chief Executive Officer